EXHIBIT 99.1
For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #06-02
Waste Management Announces Fourth Quarter and Full Year 2005 Earnings
Fourth Quarter Internal Revenue Growth From Yield on Base Business Reaches Five-Year High of 3.9%
HOUSTON — February 14, 2006 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its fourth quarter and for the year ended December 31, 2005. Revenues for the quarter were $3.37 billion compared with $3.21 billion in the year ago period, an increase of 5.1%. Net income for the quarter was $290 million, or $0.52 per diluted share, compared with $269 million, or $0.47 per diluted share, for the fourth quarter 2004, or a 7.8% increase in net income and a 10.6% increase in earnings per share.
“We are very pleased with our fourth quarter results and the improvement we achieved during the year. In the fourth quarter, we again accomplished our primary objectives of earnings growth, margin expansion and strong free cash flow,” stated David P. Steiner, Chief Executive Officer of Waste Management. “Our pricing excellence initiative was the primary contributor to our improved financial performance, as our internal revenue growth from yield on base business increased 3.9% in the fourth quarter of this year over the prior year’s quarter. The internal revenue growth due to yield grew 5.5% when you include the impact of our fuel surcharge program.
“We generated $665 million in net cash from operating activities and $286 million of free cash flow(a) during the quarter. For the year, we produced nearly $2.4 billion in net cash from operating activities and over $1.4 billion of free cash flow. Our free cash flow exceeded our full-year objective due to very strong operating cash flow as well as lower than projected capital expenditures and higher than expected divestiture proceeds. We returned $1.16 billion in cash to our shareholders during 2005, which was comprised of cash dividend payments of $449 million and share repurchases of $706 million.”
The Company noted several items that impacted the results for the current quarter:
•	A $43 million reduction in income tax expense primarily resulting from favorable tax audit settlements and an adjustment to cumulative deferred taxes arising from the reduction in our effective state income tax rate.

•	After-tax charges of $8 million related to asset impairments and unusual items due principally to an asset impairment charge at a landfill and the impairment of two software applications; partially offset by the gain on divestiture of assets in Cincinnati, Ohio.
Combined, these items increased fourth quarter 2005 earnings by $35 million, or $0.06 per diluted share(a). Without the impact of these items, net income for the quarter would have been $255 million, or $0.46 per diluted share.
The prior year’s fourth quarter earnings included $46 million in benefits from favorable tax audit settlements and an after-tax charge of $4 million related to asset impairments and unusual items(a). Combined, these items increased 2004 fourth quarter earnings by $42 million, or $0.08 per diluted share. Without the impact of these items, net income for the 2004 quarter would have been $227 million, or $0.39 per diluted share.
Excluding the impact of these items in the current and prior year quarters, adjusted earnings per share grew 17.9% and income from operations as a percent of revenue grew by approximately 90 basis points in the fourth quarter of 2005 compared with the same period of 2004(a).
Steiner continued, “The strong earnings we produced during the fourth quarter demonstrate the progress we have made in our pricing excellence and operational improvement programs. In addition, several other factors contributed to the positive results during the fourth quarter of 2005. Hurricane related services contributed over $50 million in revenue and approximately $0.01 per diluted share in the fourth quarter. We also recorded about $0.02 per diluted share in net benefits due primarily to adjustments related to landfill capping obligations as a result of our annual FAS 143 accounting review.”
The Company also updated its plan to divest under-performing or non-strategic operations. In the third quarter of 2005, the Company identified operations for possible divestiture that represent over $400 million in annual gross revenue. The Company has since identified additional operations, representing over $500 million in annual gross revenue, that may be sold as part of the divestiture program. The Company is not projecting the expected proceeds or the timing of the sales of these operations.
Key Highlights for the Quarter and the Full Year
•	Net cash provided by operating activities of $665 million in the quarter and $2,391 million for the full year.

•	Capital expenditures of $415 million in the quarter and $1,180 million for the full year.

•	Free cash flow of $286 million in the quarter and $1,405 million for the full year.

•	Operating expenses were 65.6% of revenue during the quarter, down from 66.0% of revenue for the same period in 2004.

•	Selling, general and administrative expenses were 9.6% of revenue during the quarter, down from 9.9% of revenue for the same period in 2004.

•	$243 million returned to shareholders during the quarter, consisting of $133 million in common stock repurchases, or 4.6 million shares, and $110 million in cash dividends. For the full year, repurchases of common stock totaled $706 million, or 24.7 million shares. Dividends paid totaled $449 million for the full year.

•	Internal revenue growth on base business of 3.6% for the quarter, with a positive growth from yield of 3.9% and a negative growth from volume of 0.3%. In addition, revenue grew by 1.1% from the combined impact of fuel surcharges, lower recycling commodity prices and slight increases in electricity rates at independent power production facilities. The volume decline is mainly attributable to lower collection volumes in the 2005 quarter compared to the prior year quarter, partially offset by higher disposal and recycling volumes. Acquisitions net of divestitures contributed 0.3% to higher revenues in the quarter and foreign currency translation contributed an additional 0.2%.
Steiner continued, “We are very proud of our accomplishments during 2005. As we enter 2006, we are optimistic that the momentum we have achieved in our pricing excellence programs will continue. Cost control is also a primary objective and we have specific plans in place to reduce further our operating costs as a percent of revenue. At the same time, in 2006 we will be making investments in our new revenue management system, in landfill gas projects to produce alternative energy, in medical waste projects and in several process improvement initiatives. These investments, along with our divestiture program to sell underperforming or non-strategic businesses, are being undertaken with the objective of improving the strength of the Company in 2006 and beyond.
“We plan to make these important investments while still fulfilling our $1.2 billion capital allocation program for the benefit of shareholders. And even with the higher expense levels associated with these investments, we are confident that we can achieve the analysts’ current full-year 2006 earnings consensus of $1.65 per diluted share. In 2006, we will remain committed to our financial goals of expanding our operating margins, increasing our return on invested capital and generating strong free cash flow, which we intend to return to our shareholders in the form of cash dividend payments and share repurchases.”
2006 Outlook
The Company also announced the following in regard to its financial outlook for 2006:
•	Net cash provided by operating activities projected to be in the range of $2.4 to $2.5 billion.

•	Capital expenditures expected to be approximately $1.45 billion, including approximately $150 million as a result of combined higher spending on our new revenue management system, land surrounding our landfills, trucks, and landfill gas-to-energy and medical waste projects.

•	Free cash flow estimated to be in the range of $1.2 to $1.3 billion, which assumes approximately $60 million in higher divestiture proceeds compared with 2005. This amount includes a portion but not all of potential proceeds of our divestitures due to variables in the timing and amount of proceeds from those sales.

•	Selling, general and administrative expenses are projected to remain under 10% of revenue for the full year, and include $70 million in combined higher spending on the implementation of our new revenue management and other information technology systems, process improvement initiatives, marketing efforts and our long-term incentive plan.

•	Projected share repurchases in the range of $700 to $725 million, including an accelerated share repurchase of approximately 9.0 million shares transacted on January 4, 2006 at a value of $275 million as of that date. The price for the repurchased shares is subject to a future adjustment to be determined based on a volume-weighted average price of our common stock.

•	Projected payment of $0.88 per share in dividends over the course of the year, at an approximate cash cost of $475 million(b).

(a)	This earnings release contains (i) earnings per share and earnings per share growth, each as adjusted to exclude the impact of asset impairments and unusual items and tax related items described herein; (ii) net income and net income growth, as adjusted for the above mentioned items; (iii) a discussion of the impact of asset impairments and unusual items on income from operations as a percentage of revenue and (iv) free cash flow. Each of the adjusted financial measures and free cash flow is a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

The Company believes that providing investors with these non-GAAP financial measures gives investors additional information to enable them to assess, in the way management assesses, the Company’s current and continuing operations. The Company included the non-GAAP financial measure of free cash flow because it uses that measure in the management of its business and because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisition program, its share repurchase program, its scheduled debt reduction and the payment of dividends. A reconciliation of (x) free cash flow to the Company’s GAAP reported cash flows from operating activities, which is the most comparable GAAP measure, (y) adjusted earnings per share and net income to the Company’s GAAP reported earnings per share and net income, and the corresponding earnings per share and net income growth percentages, and (z) adjusted income from operations to the Company’s GAAP reported income from operations, and corresponding income from operations as a percentage of revenue calculations are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(b)	All future dividend payments are at the discretion of the Board of Directors and depend on various factors that the Board may deem relevant in declaring any such dividend.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. eastern time, 9:00 a.m. Central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “4Q and Full Year 2005 WMI Earnings Report Conference Call.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 4193513.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 11:00 a.m. Central time February 14 through 5:00 p.m. Central time on February 28. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 4193513.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
Certain statements contained in this press release include statements that are “forward-looking statements.” Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2006 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company’s expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates. The following are some of the risks we face:
•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes, and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our revenue growth from yield;

•	we may be unable to maintain or expand margins as volumes increase if we are unable to control our costs;

•	we may be unable to attract or retain qualified personnel, including licensed drivers and truck maintenance professionals, due to any number of factors including qualified workforce shortages;

•	we may not be able to successfully execute or continue our plans and programs such as pricing increases, passing on increased costs to our customers, divesting of under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenues and margins;

•	fuel price increases or fuel supply shortages may increase our expenses or increase our tax expense due to the reduction of Section 29 credits;

•	fluctuating commodity prices may have negative effects on our operating revenues and expenses;

•	inflation and resulting higher interest rates may have negative effects on the economy, which could result in decreases in volumes of waste generated and increases in our financing and operating costs;

•	the possible inability of our insurers to meet their obligations may cause our expenses to increase or result in our inability to recover from losses we might incur;

•	weather conditions cause our quarter to quarter results to fluctuate, and extremely harsh weather or natural disasters may cause us to shut down operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, increasing the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations;

•	if we are unable to obtain and maintain permits needed to operate our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state or cross-border waste or certain categories of waste can increase our expenses or reduce our revenues, earnings and cash flows;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities, which are higher margin businesses than recycling;

•	management’s attention may be diverted and operating expenses may increase due to efforts by labor unions to organize our employees or due to strikes or work disruptions;

•	litigation and threatened litigation may increase our costs and negative outcomes from litigation may result in increased expenses;

•	possible errors or problems in connection with the implementation and deployment of new information technology systems may decrease our efficiencies and increase our costs to operate;

•	the adoption of new accounting standards or interpretations may cause fluctuations in quarterly results of operations or adversely impact our quarterly or annual results of operations; and

•	we may reduce or eliminate our dividend or share repurchase program and we may need additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and we may not be able to obtain additional capital on acceptable terms if needed.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Part II of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,
	2005	2004

Operating revenues	$3,372	$3,208

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	2,212	2,117
Selling, general and administrative	324	318
Depreciation and amortization	325	318
Restructuring	1	—
Asset impairments and unusual items	11	7

	2,873	2,760

Income from operations	499	448

Other income (expense):
Interest expense	(127)	(111)
Interest income	11	39
Equity in net losses of unconsolidated entities	(28)	(28)
Minority interest	(15)	(10)
Other, net	1	—

	(158)	(110)

Income before income taxes	341	338
Provision for income taxes	51	69

Net income	$290	$269

Basic earnings per common share	$0.53	$0.47

Diluted earnings per common share	$0.52	$0.47

Basic common shares outstanding	552.1	571.2

Diluted common shares outstanding	555.8	576.3

Cash dividends declared per common share (2005 includes $0.22 payable in 2006)	$0.42	$0.19

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,
	2005	2004

EPS Calculation:

Net income	$290	$269
Interest on convertible subordinated notes, net of taxes	—	—

Diluted net income	$290	$269

Number of common shares outstanding at end of period	552.3	570.2
Effect of using weighted average common shares outstanding	(0.2)	1.0

Weighted average basic common shares outstanding	552.1	571.2
Dilutive effect of equity-based compensation awards, warrants, convertible subordinated notes and other contingently issuable shares	3.7	5.1

Weighted average diluted common shares outstanding	555.8	576.3

Basic earnings per common share	$0.53	$0.47

Diluted earnings per common share	$0.52	$0.47

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2005	2004

Operating revenues	$13,074	$12,516

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	8,631	8,228
Selling, general and administrative	1,276	1,267
Depreciation and amortization	1,361	1,336
Restructuring	28	(1)
Asset impairments and unusual items	68	(13)

	11,364	10,817

Income from operations	1,710	1,699

Other income (expense):
Interest expense	(496)	(455)
Interest income	31	70
Equity in net losses of unconsolidated entities	(107)	(98)
Minority interest	(48)	(36)
Other, net	2	(2)

	(618)	(521)

Income before income taxes and cumulative effect of change in accounting principle	1,092	1,178
Provision for (benefit from) income taxes	(90)	247

Income before cumulative effect of change in accounting principle	1,182	931
Cumulative effect of change in accounting principle, net of income tax expense of $5 in 2004	—	8

Net income	$1,182	$939

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$2.11	$1.62
Cumulative effect of change in accounting principle	—	0.01

Net income	$2.11	$1.63

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$2.09	$1.60
Cumulative effect of change in accounting principle	—	0.01

Net income	$2.09	$1.61

Basic common shares outstanding	561.5	576.3

Diluted common shares outstanding	565.1	581.1

Cash dividends declared per common share (2005 includes $0.22 payable in 2006)	$1.02	$0.75

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2005	2004

EPS Calculation:

Income before cumulative effect of change in accounting principle	$1,182	$931
Cumulative effect of change in accounting principle	—	8

Net income	$1,182	$939

Number of common shares outstanding at end of period	552.3	570.2
Effect of using weighted average common shares outstanding	9.2	6.1

Weighted average basic common shares outstanding	561.5	576.3
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	3.6	4.8

Weighted average diluted common shares outstanding	565.1	581.1

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$2.11	$1.62
Cumulative effect of change in accounting principle	—	0.01

Net income	$2.11	$1.63

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$2.09	$1.60
Cumulative effect of change in accounting principle	—	0.01

Net income	$2.09	$1.61

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	December 31,	December 31,
	2005	2004
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$666	$424
Receivables, net	2,004	1,949
Other	781	446

Total current assets	3,451	2,819

Property and equipment, net	11,221	11,476
Goodwill	5,364	5,301
Other intangible assets, net	150	152
Other assets	949	1,157

Total assets	$21,135	$20,905

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,735	$2,821
Current portion of long-term debt	522	384

Total current liabilities	3,257	3,205

Long-term debt, less current portion	8,165	8,182
Other liabilities	3,311	3,265

Total liabilities	14,733	14,652

Minority interest in subsidiaries and variable interest entities	281	282
Stockholders’ equity	6,121	5,971

Total liabilities and stockholders’ equity	$21,135	$20,905

Note: Prior year information has been reclassified to conform to 2005 presentation.
(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Years ended December 31,
	2005	2004

Cash flows from operating activities:
Net income	$1,182	$939
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	(8)
Depreciation and amortization	1,361	1,336
Other	167	270
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(319)	(319)

Net cash provided by operating activities	2,391	2,218

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(142)	(130)
Capital expenditures	(1,180)	(1,258)
Purchases of short-term investments	(1,079)	(1,348)
Proceeds from sales of short-term investments	784	1,319
Net receipts from restricted trust and escrow accounts, business divestitures, asset sales and other	555	535

Net cash used in investing activities	(1,062)	(882)

Cash flows from financing activities:
New borrowings	365	415
Debt repayments	(376)	(801)
Common stock repurchases	(706)	(496)
Cash dividends	(449)	(432)
Exercise of common stock options and warrants	129	193
Other, net	(53)	(9)

Net cash used in financing activities	(1,090)	(1,130)

Effect of exchange rate changes on cash and cash equivalents	3	1

Increase in cash and cash equivalents	242	207
Cash and cash equivalents at beginning of period	424	217

Cash and cash equivalents at end of period	$666	$424

Note: Prior year information has been reclassified to conform to 2005 presentation.
(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2005	2005	2004
Operating Revenues by Lines of Business

Collection	$2,209	$2,199	$2,141
Landfill	806	816	762
Transfer	444	462	422
Wheelabrator	232	231	210
Recycling and other	289	306	281
Intercompany (a)	(608)	(639)	(608)

Operating revenues	$3,372	$3,375	$3,208

Internal Growth of Operating Revenues from Comparable Prior Periods

Internal growth	4.7%	2.4%	6.4%
Less: Yield changes due to recycling commodities, electricity (IPP) and fuel surcharge	1.1%	1.3%	1.9%

Adjusted internal growth (b)	3.6%	1.1%	4.5%

Acquisition Summary (c)

Gross annualized revenue acquired	$10	$23	$15

Total consideration	$21	$54	$17

Cash paid for acquisitions	$10	$36	$16

Recycling Segment Supplemental Data (d)

Operating revenues	$198	$207	$179

Operating expenses (exclusive of depreciation and amortization)	$171	$180	$159

	Quarters Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Free Cash Flow Analysis (e)

Net cash provided by operating activities	$665	$600	$2,391	$2,218
Capital expenditures	(415)	(421)	(1,180)	(1,258)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	36	23	194	96

Free cash flow	$286	$202	$1,405	$1,056

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Excluding the impacts of hurricane revenue, adjusted internal growth for the quarters ended December 31, 2005, September 30, 2005 and December 31, 2004 is estimated to be 3.9%, 3.0% and 2.6%, respectively.

(c)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(d)	Information provided is after the elimination of intercompany revenues and related expenses.

(e)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.
(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2005	2005	2004
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$966	$478	$443

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,687	$8,342	$8,566
Total equity	6,121	6,107	5,971

Total capital	$14,808	$14,449	$14,537

Debt-to-total capital	58.7%	57.7%	58.9%

Capitalized interest	$5	$2	$6

Other Operational Data

Internalization of waste, based on disposal costs	66.3%	66.3%	65.0%

Total landfill disposal volumes (tons in millions)	31.7	32.9	30.6
Total waste-to-energy disposal volumes (tons in millions)	2.1	2.1	1.9

Total disposal volumes (tons in millions)	33.8	35.0	32.5

Active landfills	283	286	286

Landfills reporting volume	262	265	264

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$101.2	$123.2	$99.5
Amortization expense related to SFAS No. 143 obligations (b)	9.6	21.2	(4.5)

Total amortization expense (c)	110.8	144.4	95.0
Accretion and other related expense	14.5	13.2	14.2

Landfill amortization, accretion and other related expense	$125.3	$157.6	$109.2

(a)	Prior period information has been reclassified to conform to 2005 presentation. The quarters ended December 31, 2005, September 30, 2005 and December 31, 2004 include short-term investments available for use of $300 million, $178 million and $19 million, respectively.

(b)	Reflected in the December 31, 2005 and December 31, 2004 results is a reduction in landfill amortization expense of $12.4 million and $22.6 million, respectively. These reductions relate primarily to adjustments to our fully accrued landfill final capping obligations and are a result of fourth quarter event-driven changes as well as changes in certain estimates resulting from our annual landfill review process.

(c)	The quarter ended September 30, 2005 includes a cumulative correction to increase Non-SFAS No.143 Amortization Expense in the amount of $20.6 million and SFAS No.143 Amortization Expense in the amount of $1.5 million resulting from reducing amortization periods at five of our landfills.
(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	December 31, 2005		December 31, 2004
	After-tax	Per Share	After-tax	Per Share
	Amount	Amount	Amount	Amount
Adjusted Net income and Diluted Earnings per Share

Net income and Diluted EPS, as reported (a)	$290	$0.52	$269	$0.47

Adjustments to Net income and Diluted EPS:
Income tax settlements	(23)	(0.04)	(46)	(0.08)
Benefit from reduction of estimated effective tax rate for 2005	(20)	(0.03)	—	—
Asset impairments and unusual items	8	0.01	4	—

Net income and Diluted EPS, as adjusted (b)	$255	$0.46	$227	$0.39

	Quarters Ended
	December 31,
	2005	2004
Adjusted Income from Operations as a percent of Revenue

As reported:
Operating revenues	$3,372	$3,208
Income from operations	$499	$448

Income from Operations as a percent of Revenue (c)	14.8%	14.0%

Adjustments to Income from Operations:
Asset impairments and unusual items	$11	$7

As adjusted:
Operating revenues	$3,372	$3,208
Income from operations	$510	$455

Adjusted Income from Operations as a percent of Revenue (d)	15.1%	14.2%

	Low	High
Free Cash Flow — Projected ranges for the year ended December 31, 2006

Net cash provided by operating activities	$2,400	$2,500
Capital expenditures	(1,450)	(1,450)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	250	250

Free cash flow	$1,200	$1,300

(a)	Increase in Net income and Diluted EPS, as reported, of 7.8% and 10.6%, respectively.

(b)	Increase in Net income and Diluted EPS, as adjusted, of 12.3% and 17.9%, respectively.

(c)	Increase in Income from Operations as a percent of Revenue, as reported, of 80 basis points.

(d)	Increase in Income from Operations as a percent of Revenue, as adjusted, of 90 basis points.
(9)